Exhibit (a)(1)(iii)

OFFER BY

PIONEER FLOATING RATE TRUST

TO PURCHASE FOR CASH UP TO

50% OR 12,369,087 OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT

98.5% OF NET ASSET VALUE PER SHARE

THE FUND’S OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME

ON DECEMBER 22, 2020, UNLESS THE OFFER IS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING

TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE

FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

November 23, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of Pioneer Floating Rate Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (the “Fund”), to purchase up to 50% of its outstanding common shares of beneficial interest (“Common Shares” or “Shares”) upon the terms and subject to the conditions set forth in its Offer to Purchase dated November 23, 2020 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is equal to 98.5% of the net asset value per Share as of the close of regular trading on the New York Stock Exchange on December 23, 2020 (or, if the Offer is extended, on the next trading day after the Offer expires). The Offer period and withdrawal rights will expire at 5:00 p.m. Eastern Standard Time, on December 22, 2020 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest time and date to which the Offer is extended, the “Expiration Date”).

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers or dealers, commercial bank, trust company or other persons for soliciting tenders for any Shares purchased pursuant to the Offer. The Fund will, however, upon request, reimburse you for customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer, subject to Section 5, “Acceptance for Payment and Payment,” of the Offer to Purchase. However, backup withholding at a 24% rate may be required unless either an exemption is established or the required taxpayer identification number (in the case of U.S. shareholders) and certifications are provided. In addition, in the case of non-U.S. shareholders, 30% (or lower treaty rate) withholding at the source or under the Foreign Account Tax Compliance Act may be required unless an exemption from or reduction of such withholding is established. See Section 3, “Procedures for Tendering Common Shares,” of the Offer to Purchase.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	Offer to Purchase, dated November 23, 2020.

2.	The Letter of Transmittal for your use and to be provided to your clients.

3.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

4.	Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee).

5.	Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

As described in the Offer, if more than 50% of the Fund’s outstanding Shares are duly tendered prior to the Expiration Date and not withdrawn, unless the offer is invalid, the Fund will repurchase 50% of the Fund’s outstanding Shares on a pro rata basis upon the terms and subject to the conditions of the Offer.

NONE OF THE FUND, ITS BOARD OF TRUSTEES OR THE FUND’S INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.

Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer to Purchase.

Very truly yours,

PIONEER FLOATING RATE TRUST

Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of Pioneer Floating Rate Trust or the Depositary/Information Agent or authorize you or any other person to make any statements or use any material on their behalf with respect to the Offer, other than the material enclosed herewith and the statements specifically set forth in such material.